Exhibit 10.2

July 24, 2022

Dear Adam:

The Company received your resignation notice subject to terms being agreed. This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment and with F45 Training Holdings Inc. and each of its parents, subsidiaries and affiliates, including any and all offices or positions held with the subsidiaries and affiliates (“F45” or the “Company”). You and the Company agree as follows:

1.

Separation from Employment. By mutual agreement with the Company, and in consideration of the mutual promises and commitments set forth in this Agreement, you have resigned from the Company effective upon your execution of this Agreement (the “Separation Date”).

2.	Consideration.

a)

Provided that you have executed this Agreement and that it becomes effective in accordance with its terms, and that you otherwise comply with your commitments and obligations under this Agreement, you shall receive the following consideration:

i)	A single cash payment in the amount of Four Million Eight Hundred Thousand Dollars and Zero Cents ($4,800,000.00), payable within 7 days of your Separation Date.

ii)

The Company will ask the landlord to assume and transfer the current lease for your residence in Gulfstream, Florida, with a 12-month lease starting on August 1, 2022, with the annual lease amount of up to One Million Two Hundred Thousand Dollars and Zero Cents ($1,200,000.00). If the landlord does not agree to transfer the lease to the Company within 7 days of your Separation Date then the Company will pay for the rent upfront in accordance with the lease agreement (which you have provided to the Company) within 10 days of your Separation Date. If you relocate during the aforementioned twelve (12) month period, the Company shall have the right to seek an early termination (or other arrangement) with respect to such lease, and you agree to fully cooperate with the Company’s efforts in doing so.

iii)	Subject to Paragraph 8, you will be permitted to retain your current Company email address (adam@f45hq.com), Company laptop (with all company information to be removed) and phone.

iv)

The Company will directly pay, or reimburse you for the premium, for you and your covered dependents to maintain continued health coverage pursuant to the provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) through the earlier of (i) the eighteen

(18) month anniversary of the Separation Date, and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s), as set forth in the Employment Agreement between you and the Company dated July 5, 2021 and attached hereto as Exhibit B (the “Employment Agreement”).

v)

The Company shall directly pay, or reimburse you for, an amount equal to your reasonable relocation expenses, up to Twenty Thousand Dollars ($20,000.00), incurred by you in connection with your and your family’s relocation from the United States to Australia, conditioned upon your providing the Company with documentation related to such expenses.

vi)

The Company will pay, or reimburse you for, any reasonable legal fees you incurred in reviewing, negotiating and obtaining advice related to this Agreement and your separation from employment, subject to your counsel providing a reasonably detailed statement of services.

vii)

You will maintain the right to nominate up to two individuals to the Board of Directors, consistent with the rights set forth in the Third Amended and Restated Stockholders’ Agreement dated July 14, 2021 (the “Stockholders’ Agreement”), subject to the following additional conditions:

A.

As long as you continue to beneficially own at least 50% of the shares of Common Stock beneficially owned by you at the time of the Company’s initial public offering (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), you can designate two individuals to be nominated for election to serve as a director on the Board of the Company at each applicable annual or special meeting of the Company’s stockholders; and

B.

As long as you continue to beneficially own at least 25% of the shares of Common Stock beneficially owned by you at the time of the Company’s initial public offering (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), you can designate one individual to be nominated for election to serve as a director on the Board of the Company at each applicable annual or special meeting of the Company’s stockholders.

In connection therewith, you and the Company agree that you will enter into an amendment or waiver under the Stockholders’ Agreement pursuant to which you will waive your prior board nomination rights and replace such rights with the above, and you and the Company will use commercially reasonable efforts to obtain all additional approvals for such amendment or waiver from other stockholders of the Company as required by the Stockholders’ Agreement.

viii)	As a Director you will be paid the same as the other non-executive Directors, consistent with your obligations when serving on the Board of Directors and the Company’s Director compensation policies.

ix)	As soon as practicable following the Company becoming eligible to register securities on Form S-3, the Company shall use commercially reasonable efforts to file a registration statement on Form S-3, or include your securities in a registration statement on Form S-3 the Company is otherwise filing, in either case covering the sale or distribution from time to time by you, or your affiliated entities, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the Company’s common stock on Form S-3 owned by you or your affiliated entities, at the Company’s expense. Such registration is subject to you furnishing to the Company all required information to be disclosed in the registration statement on a timely basis. In connection with such registration, Sections 3.8 and 3.11 of the Stockholders’ Agreement are incorporated herein by reference as if set forth fully herein and you acknowledge and agree that such provisions shall be deemed to apply to you as if a Holder under the Stockholders’ Agreement.

b)

Provided that you have executed this Agreement and that it becomes effective in accordance with its terms, and provided further that you timely execute and do not revoke the release of claims under the federal Age Discrimination in Employment Act attached as Exhibit A and otherwise comply with your commitments and obligations under this Agreement, you shall receive the following additional separation benefits:

i)	A single cash payment in the amount of One Million Dollars and Zero Cents ($1,000,000.00), payable within 90) days of your Separation Date.

c)	All payments set forth in this Paragraph 2 shall be paid by the Company less applicable taxes, withholdings, and other deductions and are subject to any legal approvals required.

d)	You and the Company mutually agree to execute documentation necessary to effectuate the following:

i)

Termination of the Asset Transfer and IP License Agreement dated as of June 23, 2020 between the Company and LIIT LLC in exchange for termination of the outstanding receivable balance of $2m. The parties mutually agree to fully cooperate in the prompt preparation and execution of any necessary documentation to effectuate this termination and transfer all intellectual property and other assets back to the Company and to terminate this agreement within 30 days of receiving final documents.

ii)

Transfer the assets of, and all rights to, the ownership and operation of each F45 Training studios located in the territories referred to as Venice, CA, Santa Monica, CA and Pacific Palisades, CA, and mutually agree to terminate the related franchise agreements, in exchange for termination of outstanding receivable balance of approximately $850,000, owed to the Company related to these studios. The parties mutually agree to fully cooperate in the prompt preparation and execution of any necessary documentation to effectuate the transfers and terminations and to transfer these assets within 30 days of receiving final documents.

e)

You agree that (i) you shall be solely responsible for all federal, state, and local tax liabilities, interests, and/or penalties that may you may incur as a result of the payments and benefits provided to you under this Agreement; (ii) the Company and any other Company Releasee shall bear no responsibility for any such tax liabilities, interests, and/or penalties; and (iii) you shall indemnify and hold harmless the Company and any other Company Releasee for any such federal, state or local tax liabilities, interests and/or penalties incurred as a result of these payments.

3.

Liquidated Damages. The Company will pay liquidated damages of Ten Thousand Dollars and Zero Cents ($10,000.00) per day for any late payment detailed in Paragraph 2(a)(i) and 2(a)(ii), provided that such late payment is not cured within the five (5) day cure period set forth in Paragraph 20(f)(iii) and that you are otherwise in compliance with this Agreement.

4.	Release.

a)

In consideration of the payments, benefits, and other items of value set forth in Paragraph 2(a) and (d) hereof, and the other promises and consideration provided by the Company hereunder, to the fullest extent permitted by law and in any and all jurisdictions, specifically including Australia, you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, trustees, employees, representatives, advisors, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance, or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, including but not limited to claims arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq. (“Title VII”); the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (the “Equal Pay Act” or “EPA”); the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq. (“ADA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et seq. (“ERISA”) (except for vested benefits otherwise entitled); the Family and Medical Leave Act of 1993, including all amendments thereto; the Florida Civil Rights Act; the Florida Wage Discrimination Law; the Florida Equal Pay Act; the retaliation provision of Florida Workers Compensation Act; the Florida Private Sector Whistleblower’s Act; Florida minimum wage and wage payment laws; the retaliation provisions of the Florida False Claims Act; the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Minimum Wage

Act, the Texas Whistleblower Act); Chapter 121 of the Texas Human Resource Code, the Texas Health & Safety Code; the Texas Disability Discrimination Law; the Texas Deceptive Trade Practices Act; any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic; and any other federal, state, or local statutes, common law, or regulation, including any and all amendments to the foregoing.

b)

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (iv) any claim or right that may arise after the execution of this Agreement; (v) any claim or right you may have under this Agreement; (vi) any claim to indemnification under your indemnification agreement with the Company; or (vii) any claim that is not otherwise waivable under applicable law.

c)

The Company hereby waives, releases and forever discharges you from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance, or common law, which it now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown, from the beginning of time until the date of execution of this Agreement. Notwithstanding the foregoing, nothing herein constitutes a release or waiver by the Company of (i) any claim or right that may arise after the execution of this Agreement; (ii) any claim or right the Company may have under this Agreement; (iii) any act or omission by you that would constitute Cause as defined by Article 1.2 of the Employment Agreement or (iv) any claim that is not otherwise waivable under applicable law.

5.	Indemnity. The Company will maintain Directors and Officers professional liability insurance and will indemnify you pursuant to the terms of your indemnification agreement dated July 14, 2021.

6.	Standstill. For a period of one year after the date of this Agreement (“Standstill Period”), you and your affiliates and representatives, will not in any manner, directly or indirectly:

a)	propose (whether publicly or otherwise) to effect, or cause in, or in any way assist any other person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

i)	any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company or any of its subsidiaries,

ii)	any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries,

iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or

iv)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

b)	form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934) with respect to the securities of the Company; or

c)

make any public announcement with respect to or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets.

7.

Violations of Any Law or Other Misconduct. You hereby agree, promise and covenant that during your employment with the Company: (i) you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not engage in conduct that would constitute Cause as defined by the Employment Agreement (collectively, “Violations”).

8.

Return of Property. On or before the Separation Date, you agree to promptly return to the Company all of its property, including, but not limited to, computers, iPads, cell phones, files, documents, identification cards, credit cards, keys, equipment, software, and data, however stored. Notwithstanding the foregoing, you will be permitted to retain your Company laptop and iPhone, subject to you providing such devices to a mutually agreed upon reputable, top-tier and professional level third party IT consultant (e.g., EY, PWC) designated by the Company to permanently delete or transfer all Company related materials from your laptop and iPhone. You will cooperate in allowing the Company to review and retain a copy of the business-related contents thereof, and allow such consultant to permanently remove all Company information and material. You, or your designated representative will be able to be present and observe during this process. The Company will not view, disseminate, transfer, duplicate or publish any of your private or personal documents on such laptop and iPhone other than during the joint review session and in order to identify documents as either personal or business related; provided, however, that such consultant may consult with Company counsel regarding whether particular information is business-related. You are permitted to continue use of the telephone number currently associated with the aforementioned iPhone, provided that the Company will no longer be responsible for any charges associated with the continuing use of such telephone number or devices as of the Separation Date.

To the extent you have any Company information or property stored on any personal computer, personal laptop, iPad, cloud storage, personal email account, or any other personal device, you agree to cooperate with the Company to permanently delete any such information or property from such devices, subject to any legal duty to preserve and retain such information and any litigation preservation directive that may be in place and is applicable to you.

9.

No Additional Entitlements. You agree that other than the payments described in Paragraphs 2(a) and 2(b): (i) you have received all entitlements due from the Company relating to your employment with the Company including, but not limited to, all wages earned, sick pay, bonuses, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement, including Exhibit A; (ii) you further acknowledge and agree that, other than as expressly set forth in this Agreement, including Exhibit A, you are not entitled to and shall not receive any further payments, compensation, or benefits under this Agreement or Exhibit A or under any other prior agreement with the Company or any of its subsidiaries including, but not limited to, any payments or compensation relating to any equity or any payments, compensation, or other benefits; and (iii) other than as expressly incorporated herein, your Employment Agreement is terminated at your request under your resignation notice and you shall no longer have any right or entitlement thereunder.

10.	Transition. To the extent the Company deems necessary, you agree that you will assist the Company with the transition of your responsibilities.

11.

Cooperation. You agree to reasonably cooperate with the Company (including its officers, their designees, or legal counsel) by providing all information that the Company may reasonably request with respect to matters involving the work you performed for the Company and your responsibilities and duties during your employment with the Company, as well as with respect to any internal or external investigation, or any litigation or other legal proceeding involving the Company, so long as such requests do not unreasonably interfere with any other employment or work in which you are engaged. You agree to appear without the necessity of a subpoena to participate and/or testify truthfully in any investigation, litigation or other legal proceedings in which the Company requires or calls you as a witness, provided that you are provided reasonable notice. Further, you agree to sign any such further documents necessary to give effect to this Agreement and the releases contained in this Agreement. In connection with fulfilling your obligations under this Paragraph, your pre-approved, reasonable out-of-pocket expenses will be reimbursed by the Company (including attorneys’ fees). You shall continue to be entitled to all benefits, indemnification, advancement rights, and protections provided for in your indemnification agreement and to the fullest extent permitted by law and applicable insurance policy.

12.

Continuing Obligations. Except as expressly permitted in Paragraph 15 of this Agreement or if otherwise required by law, you hereby acknowledge and agree to comply with your continuing obligations as set forth in your Employment Agreement, including Articles 5 (Proprietary Information Obligations), 6 (Outside Activities) and 7 (Noninterference), the terms of which are hereby incorporated into this Agreement.

13.	Protection of Confidential Information.

a)

Except as expressly permitted in Paragraph 15 of this Agreement or if otherwise required by law, and without limiting the generality of the foregoing obligations set forth in Paragraph 12, you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) and your continued cooperation under Paragraph 11 or use any such Confidential Information to the detriment of the Company, its parents, affiliates, or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates, or subsidiaries. Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, non-public information about employees that is maintained as confidential by the Company, improvements, inventions, and associations with other organizations that the Company has not previously made public. Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own or wrongdoing of a third party.

b)

You acknowledge that in the course of your employment with the Company, you have acquired and/or had access to non-public information and material including privileged information relating to litigation involving the Company and/or the resolution or settlement thereof, privileged internal and/or external investigations and regulatory matters, attorney-client communications, communications with outside counsel, and other Company legal matters, all of which are subject to and protected from disclosure by the attorney-client privilege, attorney work product doctrine, and/or any other applicable privileges (referred to collectively as “Privileged Information”). You acknowledge and agree that such Privileged Information (including any underlying privilege therein) belongs exclusively to the Company, and that the Company has not waived any such underlying privilege.

14.	Non-Disparagement/Separation Communications. Subject to Paragraph 15:

a)

You agree that you shall not publish or communicate, or cause, direct, induce, or encourage any other person, entity, or other third party to make, publish, or communicate, whether anonymously or not, any statement, observation, opinion, or information, whether verbal or written, of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel, services or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

b)

You agree that you will not disclose, directly or indirectly, any information about or relating to (i) the Company; (ii) legal matters involving or relating to the Company or any other Company Releasee, or the resolution thereof; or (iii) personal matters, personal lives, and other information concerning officers, directors, members, or employees of the Company or any other Company Releasee, in the case of each of the foregoing categories covered under this Paragraph 14(b), to any reporter, journalist, editor, author, producer, publisher, newspaper, blog, website, social media or similar person or entity, or take any other action that results in such information being made available to the general public, including, without limitation, books, articles, writings or electronic media of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/internet format or any other medium.

c)	The Company agrees that it will not encourage or induce any of its representatives to make, publish or communicate, or cause to be made, published or communicated,

any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely in any way to harm the reputation of, embarrass, humiliate or otherwise cause or contribute to your being held in disrepute.

d)	You will be permitted to review Company communications related to your resignation prior to publication.

e)	Your and the Company’s communications regarding your separation from the Company shall be, in form and substance, consistent with the Company-issued communications referenced in Paragraph 14(d) above.

15.

Permitted Conduct. Nothing in this Agreement or its exhibits shall prohibit or restrict the Company or you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) or to the Company from any such Governmental Authorities; (C) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any disclosures to the SEC or other Governmental Authority or as may be protected under the whistleblower provisions of any applicable law. You may also disclose the requirements of Paragraph 11 to a future employer. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph, or to notify the Company that you have engaged in any such conduct. This Agreement also does not require the Company to obtain prior authorization from you before engaging in any conduct described in this Paragraph, or to notify you that the Company has engaged in any such conduct.

16.

Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability by you or the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

17.

No Obligation to Re-Hire. You acknowledge and understand that your employment relationship with the Company will permanently end as of the Separation Date and that neither the Company nor any of its parents, subsidiaries, affiliates, or related companies will be obligated to rehire you or to consider you for reemployment after the Separation Date.

18.	Acknowledgments. You hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Agreement;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits, or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)

In exchange for your waivers, releases, and commitments set forth herein, the payments, benefits, and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit, or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein; and

e)	No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

19.	Dispute Resolution.

a)

You and the Company each agree that with respect to any all claims that you or the Company now have or in the future may have against the other, including, without limitation, contract claims, tort claims, claims for compensation, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, your relationship with the Company, your employment with the Company or the resignation of your employment with the Company or the claims described above (collectively “Covered Claims”) the claimant agrees to notify the other party in writing of any Covered Claim within five (5) calendar days of becoming aware of such Covered Claim so that the parties can attempt in good faith to resolve such Covered Claim informally. Such notice must include a sufficiently detailed description of the nature or basis of the Covered Claim, and the specific relief sought.

b)

Any Covered Claim that that cannot be resolved between the parties pursuant to Paragraph 19(a) shall be submitted to mediation before a single mediator with JAMS in accordance with the then-current arbitration rules and procedures of JAMS. If the parties cannot agree upon a mediator within five (5) calendar days, a mediator shall be selected using the same process for Arbitrator Selection under the applicable JAMS arbitration rules.

c)

To the extent that any Covered Claims cannot be resolved pursuant to Paragraph 19(a)-(b), and except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); (ii) that seeks injunctive or other equitable relief in aid of arbitration; or (iii) regarding sexual harassment or sexual assault to the extent you elect to exclude such claims from arbitration hereunder, such Covered Claims are subject to and will be resolved by binding arbitration. The parties irrevocably consent and agree that (i) any arbitration will occur in the State of Florida; (ii) arbitration will be conducted confidentially in accordance with the then-current arbitration rules and procedures of the JAMS (and its then-existing emergency relief procedures to the extent either party seeks emergency relief prior to the appointment of an arbitrator), unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the State of Florida, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the State of Florida have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the State of Florida without regard to choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction).

Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with any mediation or arbitration pursuant to this Paragraph 19. EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS.

20.	Miscellaneous.

a)

Entire Agreement. This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, except for those provisions and continuing obligations under the Employment Agreement and any other applicable agreements which are incorporated expressly herein, which shall be made part of this Agreement and continue in full force and effect.

b)

Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the State of Florida, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)

Severability. Should any provision of this Agreement, including all exhibits, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)

Website. You will be listed first above other staff, directors and executives on the Company’s investor relations page under “About Us”, or any similar webpage containing information for staff, executives and directors for investor relations purposes, with a title of Co-Founder.

e)	Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

f)	Breach.

i.

In the event that the Company reasonably determines subsequent to the Separation Date that you (a) materially breached this Agreement, or (b) engaged in conduct that would constitute Cause as defined in the Employment Agreement: (i) the Company shall have the right to cease any payments set forth in Paragraph 2 hereof that remain unpaid at the time of such determination, and (ii) you and the Company agree to engage in the resolution process set forth in Paragraph 19.

ii.

To the extent it is determined by an arbitrator pursuant to Paragraph 19 that (a) you materially breached this Agreement, or (b) you engaged in conduct that would constitute Cause as defined in the Employment Agreement, in addition to any remedy or damages available to the Company as permitted by law, you will permanently forfeit any claim or entitlement to the payments described in Paragraph 2 hereof that may remain unpaid at the time of the determination in Paragraph 20(f)(i) and you will immediately repay to the Company all other compensation provided by the Company pursuant to this Agreement; provided, however, that in no event shall you retain less than One Thousand Dollars and Zero Cents ($1,000.00), which amount you and the Company agree constitutes valid ongoing consideration for the releases in Paragraph 3 and Exhibit A.

iii.

Notwithstanding anything contained in this Agreement to the contrary, each party shall be entitled to written notice of any default and shall have five (5) days from receipt of such notice to cure a breach of this Agreement, provided such breach can be reasonably cured.

g)	Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

h)

Counterparts and Electronic Signature. This Agreement may be executed by electronic signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

i)	Effective Date. This Agreement shall become effective upon your signing of the Agreement (“Effective Date”).

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me. I will sign it and return a copy to you.

Sincerely,

/s/ F45 Training Holdings Inc.

By:	/s/ Richard Grellman
Richard Grellman
Lead Independent Director

Date: July 24, 2022

UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

/s/ Adam Gilchrist
Adam Gilchrist

Date: July 24, 2022

Enclosures

EXHIBIT A

RELEASE OF AGE CLAIMS

1.

Release of Age Claims. In exchange for the payments set forth in Paragraph 2(b) of the Separation Agreement and Release between F45 Training Holdings Inc. (“F45” or the “Company”) and Adam Gilchrist (“you”) dated July 24, 2022 (the “Agreement”), you hereby waive all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”) and the Older Workers’ Benefits Protection Act (“OWBPA”) against the Company and Company Releasees (as defined in the Agreement), including but not limited to claims arising out of your employment with the Company or your resignation from employment.

2.	Acknowledgments. You hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Exhibit A;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Exhibit A, or you have knowingly and voluntarily chosen not to do so;

c)	You freely, voluntarily and knowingly entered into this Exhibit A after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Exhibit A;

e)	If you knowingly and voluntarily choose to do so, you may accept the terms of this Exhibit A before the twenty-one (21) day consideration period provided for in Paragraph 2(d) above has expired;

f)

You and the Company agree that changes to the Company’s offer contained in the Agreement or this Exhibit A, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 2(d) above;

g)	You have a right to revoke this Exhibit A by notifying Patrick Grosso in writing, via hand delivery, facsimile, or electronic mail, within seven (7) days of your execution of this Exhibit A;

h)	If you revoke this Exhibit A as set forth in Paragraph 2(g), you will not be entitled to the payments set forth in Paragraph 2(b) of the Agreement;

i)

In exchange for your waiver and release of all claims arising under ADEA, the payments, benefits, and other considerations that you are receiving pursuant to this Exhibit A exceed any payment, benefit, or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein; and

j)

No promise or inducement has been offered to you, except as expressly set forth in the Agreement and this Exhibit A, and you are not relying upon any such promise or inducement in entering into this Exhibit A.

3.	For the avoidance of doubt, any revocation of this Exhibit A shall have no effect on the validity of the Agreement which shall remain in full force and effect.

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Adam Gilchrist
Adam Gilchrist

Date: July 24, 2022

EXHIBIT B

EMPLOYMENT AGREEMENT